VANGUARD CHARLOTTE FUNDS

VANGUARD TOTAL INTERNATIONAL BOND INDEX FUND

STATEMENT OF ASSETS AND LIABILITIES

April 30, 2013

Assets
Cash	$100,000

Liabilities	None

Net Assets	$100,000

Net asset value and offering price per share: an unlimited number of shares of common stock authorized with $.001 par value,
3,333 shares issued and outstanding	$30.00

Note 1 – Organization

Vanguard Total International Bond Index Fund (the “Fund”) is a series of Vanguard Charlotte Funds (the “Trust”). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). The Trust was organized as a Delaware statutory trust on September 28, 2011. The Fund has had no operations other than the sale of shares of common stock of the Vanguard Total International Bond Index Fund (a series of the Trust), at an aggregate cost of $100,000, to Goliath Inc., a subsidiary of The Vanguard Group, Inc. (“Vanguard”), representing the Fund’s initial capital. Cash at April 30, 2013, is on deposit at Brown Brothers Harriman in a non-interest bearing account.

Costs of approximately $11,000, incurred in connection with the organization and registration of the Fund, have been borne by Vanguard and are not subject to future recoupment. Vanguard will furnish at cost investment advisory, corporate management, administrative, marketing, and distribution services to the Fund. The Fund’s trustees and officers are also directors and officers of Vanguard.

The Fund intends to qualify as a regulated investment company under subchapter M of the Internal Revenue Code.

Report of Independent Registered Public Accounting Firm

To the Trustees of Vanguard Charlotte Funds and the Shareholder of Vanguard Total International Bond Index Fund:

In our opinion, the accompanying statement of assets and liabilities presents fairly, in all material respects, the financial position of Vanguard Total International Bond Index Fund (the "Fund") at April 30, 2013, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Fund's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 30, 2013